Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Alternative Solutions Trust of our report dated December 22, 2022, relating to the financial statements and financial highlights, which appears in the Virtus Duff & Phelps Select MLP and Energy Fund and Virtus KAR Long/Short Equity Fund Annual Report on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights”, and “Glossary” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 24, 2023